Exhibit 99.2
PARTICIPANTS

Corporate Participants
Jack Jancin – Senior Vice President - Corporate Business Development, Helen of Troy Ltd.
Julien R. Mininberg – Chief Executive Officer & Director, Helen of Troy Ltd.
Brian L. Grass – Chief Financial Officer, Helen of Troy Ltd.

Other Participants
Bob J. Labick –  Analyst, CJS Securities, Inc.
Rupesh Parikh - Analyst, Oppenheimer & Co., Inc.
Anthony C. Lebiedzinski – Analyst, Sidoti & Co. LLC
Linda Bolton Weiser – Analyst, D. A. Davidson
Olivia Tong – Analyst, BofA Securities, Inc.
Steven L. Marotta – Analyst, C.L. King & Associates, Inc.

MANAGEMENT DISCUSSION SECTION
Operator: Greetings and welcome to the Helen of Troy's Third Quarter Fiscal 2021 Earnings Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

I'd now like to turn the conference over to your host, Mr. Jack Jancin, Senior Vice President, Corporate Business Development for Helen of Troy. Thank you, you may begin.

Jack Jancin, Senior Vice President - Corporate Business Development, Helen of Troy Ltd.
Thank you, operator. Good morning, everyone, and welcome to Helen of Troy's third quarter fiscal 2021 earnings conference call. The agenda for the call this morning is as follows. I will begin with a brief discussion of forward-looking statements. Mr. Julien Mininberg, the company's CEO, will provide some high-level comments on results for the quarter and current business trends, then outline some longer term drivers of growth. Then, Mr. Brian Grass, the company's CFO, will review the financials in more detail and comment on the company's outlook for fiscal 2021. Following this, we will open the call to take your questions.

This conference call may contain certain forward-looking statements that are based on management's current expectation with respect to future events or financial performance. Generally, the words anticipates, believes, expects, and other words similar are words identifying forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from the actual results. This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies. The company cautions listeners not to place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the call over to Mr. Mininberg, I'd like to inform all interested parties that a copy of today's earnings release has been posted to the Investor Relations section of the company's website at www.helenoftroy.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be obtained by selecting the Investor Relations tab on the company's home page, and then the News tab.

I will now turn the conference call over to Mr. Mininberg.

Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd.
Thank you, Jack, and good morning, everyone. Happy new year. I hope you all had a safe and happy holiday season. Thank you for joining us today. There's a lot of ground to cover this morning. I want to start by highlighting our outstanding third quarter results. Sales in the quarter grew over 34% with strong demand for our products driving significant growth in each of our three business segments globally.

Adjusted EPS grew over 20%. The cash flow from operations was very healthy, tremendous progress that further accelerates outstanding year-to-date performance. With just a few weeks to go before the end of fiscal 2021, we are on track to becoming a $2 billion company this year and delivering at least $11.50 a share in adjusted EPS. We are especially pleased to announce this expected earnings result even as we make significantly increased growth investments to fund key programs that will help drive fiscal 2022 and lay the groundwork for the major initiatives intended to power our value creation flywheel for the back half of Phase II.

In line with our capital allocation strategy, we put some of our strong cash flow to work in the third quarter, returning capital to shareholders by buying back just under a million shares of our stock at an average price below $200 a share. During the third quarter, we also continued to build our inventory back to healthy levels and in December, we extended our exclusive global license for the Revlon trademark with a onetime upfront payment at an attractive multiple.

In recent years, our Revlon business has more than doubled, making it a key propellant of our global hair appliance business. We are pleased to secure the Revlon brand as an important element of our good, better, best approach for continued growth in global hair appliances along with our owned brands of Hot Tools, Gold 'N Hot and Drybar. This transaction is an excellent fit with Helen of Troy's goal to own outright or preserve long-term use of the brands that are important to our portfolio and that we have proven we can grow under our stewardship. We know many of you are interested in our perspective on continued growth for Helen of Troy, especially following this year of accelerated revenue and earnings growth.

So before giving color on the third quarter results in each business unit, I want to discuss some of the key investments we are making to continue creating value in fiscal 2022 and beyond. These include direct-to-consumer, new product development, customization, marketing, international, next-gen distribution infrastructure, and IT as well as CapEx for higher production capacity, several meaningful cost of goods savings programs and further geographical diversification of our sourcing footprint beyond China to Southeast Asia and to Mexico. Even with the significant investments we have already made and planned, we have the capacity for further value creation by acquisition and remain focused on selective strategic M&A as an additional growth driver.

We're excited to be in a position this fiscal year to make the long-term investments needed to catch-up with our rapid growth over the past several years and to invest in the building blocks and capabilities we believe will create incremental revenue and earnings growth during the rest of Phase II. We believe it is much healthier to lean forward into the business momentum we are seeing and support our multiyear plans as opposed to being overly focused on our results from quarter-to-quarter. This is the same formula we've used in both phases of our transformation and believe it has been a key driver of our track record of sustained success. I also want to take a moment to speak to our average annual growth targets. We are pleased with the accelerated top and bottom line growth rates in the first two years of our five year Phase II transformation plan. Looking ahead to the remaining three years of Phase II, we remain confident in the average annual organic sales growth targets of 2.5% to 3.5% and average annual adjusted EPS growth of 8% over the course of fiscal years 2022 through 2024.

I'd like to now turn to our results in the third quarter and share some perspective in each business segment. We are extremely pleased with our performance in Beauty, delivering total sales growth of over 56%, including 40% organic net sales growth. Operating leverage from higher sales and a more favorable mix drove significant gains in Beauty margins, even as we made additional investment in new product development, supporting customers and Hot Tools sponsorships like the Country Music Awards. Key business drivers included continued high demand for One Step volumizers and wavers, new distribution earned during the quarter and an incremental $17.5 million of Drybar revenue. Even as competitors enter the marketplace, Our One Step Volumizer franchise across our four major Beauty brands continues to grow and garner considerable attention.

It has now amassed more than 150,000 online reviews at an average of 4.6 stars on Amazon alone. Key online and brick and mortar retailers have highlighted Revlon One Step Volumizer sales as a standout in their own early holiday reporting. Third party syndicated data shows Helen of Troy further grew its number one market share position in the online channel for US hair care appliances and continues to hold a significant lead. Syndicated data in brick and mortar shows that during the latest 52-week period, we also grew our number two share position in US retail appliances. Over the course of fiscal 2021, we have become the share leader at several key customers.

The share growth in Beauty was broad based across our brands with strength in Revlon, Hot Tools, Bed Head, Gold 'N Hot, and Drybar. Revlon also continue to grow share in EMEA especially in the United Kingdom. Drybar improved sequentially again this quarter despite retailers and salons still struggling with the challenges of stay-at-home recommendations in certain areas of the country like Los Angeles and New York. Regarding our previously disclosed divestiture plan for the Personal Care business, the process is advancing. We are seeing strong interest from potential strategic and financial buyers. The business has many iconic brands and we believe it can be more successful with a high level of focus, investment and attention from a new owner. We are still targeting completion of the process by the end of this fiscal year.

In Health & Home, our largest and our most global business, sales performance in the third quarter was particularly strong, growing almost 35% and bringing the segment's growth to over 32% fiscal year-to-date. Profitability in this segment remained healthy, supporting necessary investments in key areas such as new product development, direct-to-consumer and new hires in engineering, marketing, institutional sales and other mission critical departments. The biggest driver of the sales growth in Health & Home was continued demand for health-related products such as Vicks, Braun, Honeywell and PUR that address the need to monitor body temperature, control humidity levels and improve air quality and water quality. Tremendous media attention and focus from authorities and scientific experts on reducing airborne droplets and aerosols drove air purifier demand from consumers and institutions more than doubling sales of our highly rated Honeywell purifiers in the quarter.

The high demand and our work to increase supply have led to new market share gains in the United States for our market-leading Honeywell purifiers, PUR water filters and Vicks humidifiers. The investments we made earlier this year to increase supply in categories such as thermometers and air purifiers have created considerable additional capacity in the third quarter and we expect further capacity increases in our fourth quarter as we meet demand and build back to healthy inventory levels.

As previously shared, in total, we expect our supply to more than double versus pre-COVID-19 in these key categories. This also allows us to better handle demand above historical averages as COVID peaks and in the future handle the new normal of demand we expect now that consumers and institutions are more aware of the importance of these categories and of our high quality products.

Like other events such as global warming and 9/11 that changed long-term consumer behavior, we believe the heightened awareness driven by COVID will be sticky. Our products are well respected, they're market leaders in these categories and they are where consumers, institutions and retailers generally favor high quality brands they know and trust. To give you some perspective on the current cough, cold and flu season which usually peaks late in our fourth quarter, incidence levels have been tracking well below historical averages. We believe the lower cold and flu incidence is at least partly due to social distancing, increased hygiene protocols, limited back to school, work from home, reduced travel and limited group gatherings. Meanwhile, COVID-related demand is more than offsetting the lower cold and flu base that's being laid down this season.

In Housewares, third quarter total net sales increased by over 21% even as we faced a particularly strong comparison in which the segment grew more than 28% in the same period last year. Our Housewares portfolio continues to be ideally situated to support the cooking, cleanliness and sustainability focus that is now habit in homes around the world especially during the pandemic. Housewares grew in brick and mortar, online and internationally. OXO's food storage, baking, cooking, utensils and kitchen organization categories were all growth drivers as the home nesting trend continued. But just one more strategy we have talked in the past has been a very positive factor for OXO this year. New generations are discovering the excellence of OXO products and adding new OXO items to their households. Consumers that already know and love the brand are also buying more OXO items. These factors drove very strong point of sale growth, both online and in brick and mortar at key retailers. OXO also benefited from expanded distribution and new product launches during the quarter. All of these drivers help contribute to market share gains in the United States. Hydro Flask faced a strong comparison to domestic distribution gains in the prior year period especially in the sporting goods channel and was also challenged in the quarter by a soft back-to-school season as most US students were learning remotely outside the classroom. Internationally, the brand did very well, growing sales and making significant distribution gains.

Before leaving my remarks on the business performance side, I would like to touch on international for just a moment. It is an important plank of our Phase II strategy with EMEA and Asia Pacific chosen as the key regions we are focused on. Both of these regions performed very well in the third quarter, fueling international sales growth rates only slightly behind the fast pace we saw at the consolidated total company level. International margins also expanded in the quarter. COVID is indeed a driver, but it is important to note that the growth we're seeing in EMEA is across all of our business units with Beauty and both Housewares brands growing strongly in the region.

Now I'd like to share some thoughts on our longer-term prospects and opportunities we look beyond – we are looking at beyond the pandemic and as we plan out our growth for the back half of Phase II. Well, while we have not faced a global pandemic on the scale of COVID-19 in the past, it is important to note that over the past several years we have overcome significant obstacles many thought could put us back on our heels. Examples include major new tariffs, rapid evolution of digitization and its impact on sales and marketing, shift to online as a major new channel, large seasonal swing such as the incidence of illness due to cold and flu or the unpredictability of wild fires, major consolidation in the freight industry, formidable new competition, currency fluctuations and significant changes in tax law. In each case we adapted, improved our capabilities and powered through to deliver top and bottom line growth.

Helen of Troy came into the pandemic with momentum. We came in with a diversified portfolio of proven Leadership Brands and a well-developed culture and organization. The consumer trends related to COVID-19 further strengthened many of our Leadership Brands and accelerated our online presence. We wrap-up fiscal 2021 and expect to start fiscal 2022 with the same all-weather portfolio, healthy business fundamentals, improved inventory positions, tailwinds from the accelerated investments we are making now in the second half of fiscal 2021, many exciting soon-to-be-announced product innovations, a robust slate of strategic initiatives and a culture and organization that continue to distinguish itself as it rally to overcome the many challenges from COVID-19.

As we select our building blocks to drive growth for the back half of Phase II, I thought it might be helpful to touch upon a few of the consumer themes and macro trends we believe can add value in fiscal 2022 and beyond. The first is a higher installed base for our health and wellness products that have consumables. We are selling more air filtration, water purification and thermometry devices than at any time in our history. Many of these devices have high margin consumables such as air filters, water filters and probe covers that have a replacement cycle. We believe there is power in the just one more strategy for these devices as well with air purifiers and humidifiers now in more rooms and institutions and items like thermometers and humidifiers once thought of as seasonal now becoming more like year round staples.

The second is the shift from cities to suburbs with each seeding a new cohort of buyers for many of our Leadership Brands. For example new and younger households are discovering OXO, growing its awareness and its installed base. Consumer habits will likely continue to focus on cleanliness, storage, coffee, and baking as the work from home pendulum is expected to recalibrate to some new normal beyond COVID-19. Historically, OXO earns follow on adjacent sales in kitchens, bathrooms, and throughout the home once a household is penetrated. Again, the idea of just one more is making a difference for our consumers, our brands, and our business. The third trend is – that we anticipate is a new safety of home opportunity to satisfy new consumer needs as people look for ways to ensure safe and clean food and water. We expect they will also be looking for methods to transport food and water when they must travel or commute. Both OXO and Hydro Flask have the perfect on the go solutions to provide the peace of mind and trust of home as consumers venture back into the post COVID-19 world.

Another trend is consumer centric innovation. This one has always been bedrock for us, bringing new products from brands people trust to make life easier, save time, and sustainably solve problems better than competition is a permanent trend and a proven strength for Helen of Troy. As we look at current and future consumer needs, we have identified new focus areas that include customization, personalization, portability, multifunctionality, durability, increased storage, wireless connectivity and next generation lightweight materials, all intended to offer more reasons for consumers to try, trust, and prefer our brands.

The fifth trend is the sustainability trend which we see as important not only for our brands but also corporately. Sustainable, eco-friendly components are inspiring Helen of Troy to look for new ways to reimagine and reduce packaging as one of the many approaches to reduce our environmental footprint. For consumers reducing one's carbon footprint and plastic pollution by using products like Hydro Flask drinkware and insulated coolers and totes versus single use items is expected to become even more important than it already is today. Our global associates and consumers around the world are demanding stronger ethics and greater equality from each other, their brands and their companies.

Recently we made key hires to lead our ESG and diversity equity and inclusion initiatives. Our grassroots work in these areas and our more formal approach over the past year is already producing results. For example, Helen of Troy's Health & Home division is recognized as an official Walmart Gigaton Hulu. OXO is now a member of 1% for the planet. PUR is leading drinking water education programs in communities where lead is a major health concern and Hydro Flask continues to distinguish itself as an environmental and accessibility leader with its Park For All (sic) [Parks for All] (00:20:35). In fact, Hydro Flask recently won the 2020 American Park Experience Award from the National Park Trust. We are excited to take all of this to the next level during Phase II.

Sixth, we see direct-to-consumer and further acceleration of e-commerce as attractive organic building blocks for the back half of Phase II. We have been investing in online for years and have seen the benefit with roughly a quarter of all Helen of Troy sales now occurring through some form of e-commerce. Our online reviews have grown rapidly as has our ability to serve consumers directly with the best yet to come, as we invest further in this area with new people and much better systems to acquire and fulfill consumer and institutional demand directly. Direct-to-consumer has long been a part of Hydro Flask's growth and has more recently become a major driver for OXO and Drybar as we dial up our DTC capabilities with new frontend systems on the sales and marketing sides and scalability on the IT and operation side. We are investing further in technology, people and best-of-breed IT platforms to create a much more seamless end-to-end consumer experience that further distinguishes our Leadership Brands.

And lastly, Beauty remains timeless. Looking good and feeling your best is always on trend. The pandemic has led to a rise of do-it-yourself beauty. Products like our One Step volumizers are earning influencer attention because they save women time, deliver a great look and make beauty regimens not only faster but also easier. During the pandemic, consumer priorities have shifted towards products that allow them to mimic the salon experience at home, buy online and look great during virtual meetings.

Our brands have flourished in store and online by reacting quickly to changing trends. We also expect Helen of Troy's Beauty business will benefit by serving consumers and stylists as the vaccine becomes more widely available, salons reopen and social gatherings once again become a part of everyday life. Stepping back, we believe Helen of Troy's Leadership Brand portfolio is well-positioned to leverage this slate of themes and macro trends. Our investment choices have been tailored to match. Black swan events like COVID-19 serve as change agents and catalysts that create new trends and accelerate preexisting ones. The most significant shifts typically have relevance for many years. We believe brands like ours that resonate with consumer need for authenticity, comfort and security are the ones shoppers frequently turn to and trust.

In conclusion, as we look to a strong finish for fiscal 2021 and prepare for fiscal 2022, our attention is focused on carefully balancing three critical measures of progress. The first is generating an excellent financial result each fiscal year. The second is making the bold and the right investments to further build our world class brands and the capabilities we believe will power us through the back half of Phase II. The third is advancing our culture, our core values of being in touch, mutual respect, ingenuity in all its forms, shared successes and maximizing the contribution from exceptional people have helped drive our Phase II strategy to attract, retain, unify and train the very best people. We continually measure our progress in each of these areas.

Our financial results are published for all to see. On culture, while a bit harder to measure, we just completed a survey among more than a thousand of our global associates. The results show we advanced on every single metric over the two years since we last surveyed our organization, a powerful confirmation that we are on the right track in building an even stronger organization and cultural foundation in Phase II. Our balance sheet and financial position are very strong and capable of supporting further investment. With strong cash flow and low leverage, we are well positioned to add more critical mass to our value creation flywheel, include the opportunity to deploy capital towards accretive acquisition and consider opportunistic share repurchases.

Delivery for all stakeholders has been a hallmark of Helen of Troy every year throughout its transformation. We continue to work on creating long-term value in fiscal 2022 and beyond and we're grateful for your trust in us as we do so.

With that, I will now turn the call over to Brian.

Brian L. Grass, Chief Financial Officer, Helen of Troy Ltd.
Thank you, Julien. Good morning, everyone, and thank you for joining us. I hope that you're all safe and healthy. As Julien highlighted, we delivered an exceptional quarter that exceeded our expectations with broad based and consistently strong sales growth across all our business segments and key measures. Building on solid results in the first half of the year and despite significantly higher inbound freight costs, we also drove meaningful gross profit margin expansion in the quarter by strengthening and consolidating our supplier base, introducing new products with healthier margins and improving our sales mix organically and through the acquisition of Drybar products at the end of fiscal 2020.

Our SG&A ratio and operating margin reflect the shift in marketing, a new higher spending for the second half of fiscal 2021 due to cost reduction measures in the first half as well as incremental marketing and long-term investment spending to drive growth during Phase II of our transformation. As we stated last quarter, we are using the strength of fiscal 2021 as an opportunity to accelerate and fund investments that we believe will benefit fiscal 2022 and beyond. I will speak more to these investments later in my comments regarding our outlook for the full fiscal year 2021. Overall, our business continues to show strength and resiliency, generating adjusted diluted EPS growth of 20.5% for the quarter and over 35% growth for the fiscal year-to-date. Our liquidity was another highlight, ending the quarter with approximately $962 million, including a $157 million in cash and cash equivalents and $805 million available on a $1.25 billion credit facility. This is just slightly below our $1.1 billion in liquidity at the end of the second quarter, reflecting investments in working capital and capital expenditures as well as open market share repurchases of $192 million made during the quarter. We generated $230 million of free cash flow in the first nine months of the fiscal year even as we increased inventory by $127 million and made capital expenditures of over $19 million in part to expand our production capacity to better satisfy surges in demand and diversify the geographic footprint of our supplier base to help mitigate any potential future – further COVID-19 disruption on our supply chain.

As Julien mentioned, after the end of the third quarter, we entered into an amended fully paid-up 100-year exclusive global license for the Revlon trademark. As part of this transaction, we paid a onetime upfront license fee of $72.5 million in lieu of any future ongoing royalties or fees. The upfront license fee implies a multiple of less than 9 times the estimated fiscal year 2022 after tax cash flow benefit from annual royalty savings. We believe this is an excellent strategic use of our strong balance sheet to further accelerate our value creation flywheel and help supplement earnings growth in fiscal 2022 and beyond.

Now moving on to a more detailed review of the quarter. Consolidated net sales revenue was $637.7 million, a 34.3% increase over the prior year. Organic business net sales grew 30.3% driven by very strong sales growth in all three business segments. As expected, we saw improving trends in the Beauty segment which drove exceptional growth and third quarter demand in Health & Home and Housewares remains strong. This strength more than offset the adverse impact of reduced store traffic at certain retail brick and mortar stores, the soft back to school season due to COVID and a decline in non-core business. Consolidated sales in the online channel grew approximately 34% year-over-year to comprise approximately 24% of our consolidated net sales in the third quarter.

Sales from our Leadership Brands grew almost 34% in the quarter which includes 4.6 percentage points of growth from the Drybar products acquisition. Drybar product sales continued to show sequential improvement in the third quarter even as many Drybar salons were either closed at various times during the quarter, we saw significantly lower store traffic due to COVID especially in some of the larger markets like California and New York.

Organic sales for Housewares segment increased 21.2% off a base that grew 28% last year reflecting a continuation of strong demand for OXO products, as consumers spent more time at home cooking, cleaning, organizing and pantry loading. OXO sales were strong in both the online and brick and mortar channels. Hydro Flask faced headwinds in the quarter from the COVID impact reduced store traffic at certain retail brick and mortar stores such as DICK'S, REI and Specialty Outdoor. Soft back to school season due to COVID, increased competitive activity and the unfavorable comparative impact of VSCO demand trends and distribution growth in the same period last year.

The key highlight of the quarter was a meaningful increase in international sales for both OXO and Hydro Flask as we continued to expand distribution and marketing initiatives outside the US. Health & Home organic business net sales increased 33.8%, reflecting continued strong consumer demand for healthcare and healthy living products in domestic and international markets. Sales were strong in both the online and brick and mortar channels. Wildfire activity on the West Coast of the United States also contributed to sales growth for air purifiers. These factors were partially offset by declines in non-strategic categories.

Beauty segment's net sales grew 56.2% and organic sales increased 39.8%. We saw organic sales growth in both online and brick and mortar channels driven by the strength of the One Step family of products, shift to greater and more aggressive early season retail holiday promotions, expanded distribution primarily in the club and drug channels and an increase in international sales.

Drybar products contributed net sales revenue of $17.5 million or 16.6% to segment net sales growth. These factors were partially offset by reduced store traffic at certain retail brick and mortar stores due to COVID, and the net sales revenue declined in non-core business. Consolidated gross profit margin expanded to 45.1%, compared to 44.2%. The 0.9 percentage point increase is primarily due to a favorable product mix within Health & Home and the organic Beauty business, the favorable impact of the Drybar products acquisition and the favorable channel mix within Housewares. These factors were partially offset by higher inbound freight expense and an unfavorable product mix in Housewares. Consolidated SG&A was 29.3% of net sales, compared to 27.5%, 1.8 percentage point increase.

This quarter's SG&A rate marginally reflects a shift in marketing and new higher expenditures to the second half of fiscal 2021 due to cost reduction measures in the first half as well as incremental growth in infrastructure investments that we have chosen to accelerate into fiscal 2021 based on the strength of our results and the need to support our rapid growth in recent years. Although we were able to catch-up on some investment spending from the first half and we increased our overall gross investments by approximately 100% year-over-year in the third quarter, our marketing expenses were below the base plan that we outlined on the second quarter call by $4 million to $5 million. We were either not able to execute that level of increased investment spend in the short timeframe available or not able to do so with an effective ROI considering demand trends in certain categories that would not benefit from the added investment.

In some cases, further demand creation could have led to out of stocks. Therefore, the remaining base plan spending was delayed until the fourth quarter and has been reflected in our outlook. This variability in spending and timing is something that we saw as a possible outcome which is why we called it out during our second quarter call. As we move forward through the remainder of the year, we are prioritizing long-term growth and infrastructure investments that we believe can set us up for success in fiscal 2022 and beyond while still taking advantage of as many short-term demand creation opportunities as possible. The increase in SG&A ratio also reflects increased freight distribution expense, higher royalty expense, increased legal and other professional fees and higher bad debt expense.

These factors were partially offset by favorable operating leverage, travel expense reductions and the favorable comparative impact of acquisition-related expenses in the prior year period. GAAP operating income was $100.7 million or 15.8% of net sales, compared to $79.3 million or 16.7% of net sales in the same period last year. On an adjusted basis, consolidated operating margin was 17.6%, compared to 19% in the same period last year. The 1.4 percentage point decrease primarily reflects increased marketing expenses, increased freight and distribution expense and unfavorable product mix in the Housewares segment, higher royalty expense, increased legal and other professional fees and higher bad debt expense. These factors were partially offset by favorable operating leverage, a favorable product mix within House & Home and the organic Beauty business, a favorable channel mix within Housewares and travel expense reductions.

Housewares' adjusted operating margin decreased 5.9 percentage points to 18.4%, primarily reflecting a less favorable product mix, increased marketing expense, increased freight and distribution expense to support strong demand, higher royalty expense and increased legal and other professional fees.

These factors were partially offset by favorable operating leverage, a more favorable channel mix and travel expense reductions. Health & Home adjusted operating margin decreased 1.4 percentage points to 14.1%, primarily reflecting increased marketing expense, higher royalty expense and the unfavorable impact of foreign currency settlements year-over-year. These factors were partially offset by favorable operating leverage and the impact of a more favorable product mix.

Beauty adjusted operating margin increased 5.7 percentage points to 21.7%, primarily due to favorable operating leverage, margin impact of a more favorable product mix and travel expense reductions. These factors are partially offset by higher personnel expense related to the acquisition of Drybar products, increased marketing expense, higher bad debt expense and higher legal and other professional fees.

Moving on to taxes, income tax expense as a percentage of pre-tax income was 14%, compared to income tax expense of 10.3%, primarily due to an increase in liabilities related to uncertain tax positions. Net income was $84.2 million or $3.34 per diluted share, compared to $68.7 million or $2.71 per diluted share in the prior year period. Non-GAAP adjusted income grew 19.8% to $94.8 million or $3.76 per diluted share, compared to $79.1 million or $3.12 per diluted share in the prior year period.

Now, moving on to our financial position for the third quarter of fiscal 2021 compared to the third quarter of fiscal 2020. Accounts receivable turnover was 70 days, compared to 68.9 days for the same period last year. Our accounts receivable balance was $500.1 million compared to $365.5 million. Inventory turnover was 3.6 times for the trailing 12 months ended November 30, 2020, compared to 2.9 times for the prior year period. Inventory was $383.4 million compared to $333.7 million. Net cash provided by operating activities increased $148.3 million to $249.7 million for the first nine months of fiscal 2021. The increase was primarily due to higher net income and increased cash from accounts payable and accrued expenses, partially offset by increased cash used for receivables and inventory. The increases in working capital components are in line with our expectations as we build inventory in an effort to eliminate out of stocks, navigate Chinese New Year production downtime, and mitigate any further potential COVID disruption on our supply chain leading into our peak selling season and into fiscal 2022. Total short and long term debt was $440.4 million, compared to $244.2 million. As of the end of the third quarter, the leverage ratio as defined in our debt agreements was 1.3 times, compared to 0.9 times at the same time last year. This is the sequential increase, compared to 0.9 times at the end of the second quarter and reflects additional borrowings to fund open market share repurchases of $192 million and to continue to build additional inventory.

Our net leverage ratio which nets our cash and cash equivalents with our outstanding debt was 0.8 times at the end of the quarter, compared to 0.5 times at the end of the second quarter. We continue to hold higher than normal levels of cash in the third quarter to protect us against any potential disruption in the credit markets due to the US presidential and congressional elections and to allow us to fund our targeted inventory levels during our peak selling seasons and well past Chinese New Year.

We believe our liquidity and cash flow put us in a great position to continue navigating the uncertainty of the external environment and take advantage of further potential capital allocation opportunities. Now I'll turn to our annual outlook for fiscal 2021. We expect consolidated net sales revenue in the range of $2.075 billion to $2.1 billion for fiscal 2021, which implies consolidated sales growth of 21.5% to 23%.

Our net sales outlook reflects Housewares' full year net sales growth of 12% to 12.5%, Health & Home full year net sales growth of 27.5% to 30% and Beauty full year net sales growth of 27% to 28%. We expect consolidated GAAP diluted EPS of $10.29 to $10.46. A non-GAAP adjusted diluted EPS in the range of $11.50 to $11.70, which excludes any asset impairment charges, acquisition related expenses, restructuring charges, tax reform, share based compensation expense and intangible asset amortization expense.

Our outlook for net sales and EPS growth also reflects the following the assumption that COVID-19 related demand trends seen in the second and third quarters of fiscal 2021 continue through the fourth quarter, the assumption that the impact of the cough, cold, flu season on the fourth quarter will be below average, compared to an above average impact last year, due to the COVID-19 impact on back-to-school, work from home, travel, group gatherings and brick-and-mortar shopping. Sequentially more difficult comparison to the fourth quarter of last year which included the initial COVID-19 related demand surges in the Health & Home segment and an initial surge in demand for the One Step family of products in the Beauty segment. An estimated increase in growth investments of approximately 50% for the full fiscal year 2021 which is heavily concentrated in the second half of the year due to cost reduction initiatives in the first half.

The assumption that December 2020 foreign currency exchange rates will remain constant for the remainder of the fiscal year and an estimated weighted average diluted shares outstanding of 25.3 million. We expect to report a GAAP effective tax rate range of 6.7% to 6.8% and an adjusted effective tax rate range of 9.5% to 9.7% for the full fiscal year 2021.

We expect capital asset expenditures of $32 million to $35 million for the full fiscal year 2021 which includes estimated initial expenditures related to a new 2 million square foot distribution facility, the state-of-the art automation and direct-to-consumer fulfillment capabilities for our Housewares segment. We are designing the facility to be a best-in-class solution for the segment's fast growing DTC, customization and pick package shift needs. We expect the facility to be highly efficient and cost effective with the ability to quickly flex up or down in response to volume. The new facility will also allow us to reconfigure our existing distribution footprint to support the significant growth in Health & Home and Beauty. We expect intangible asset expenditures of $74 million to $75 million, which includes $72.5 million incurred in December for the Revlon license transaction referred to previously.

The likelihood and potential impact of any additional fiscal 2021 acquisitions and divestitures, future asset impairment charges, future foreign currency fluctuations, further tariff increases or future share repurchases are unknown and cannot be reasonably estimated therefore they are not included in our sales and earnings outlook.

In closing, we are proud of our accomplishments so far in fiscal 2021 and looking to build on the accelerated success of recent years for the remainder of Phase II. We have decided to use the strength of fiscal 2021 to accelerate both growth and infrastructure investments that would have otherwise occurred in fiscal 2022 or later. Although we came into the year with plans for significant incremental investment, we expect fiscal 2021 to become even more of an investment year than we had planned, which we believe sets us up well for fiscal 2022 and beyond.

We consider the expected financial outcome for the year and the strength of the company as we head into fiscal 2022 to be remarkable. I am grateful that we are in a position to grow revenue more than 20% and increase our growth investments by almost 50% while maintaining adjusted operating margin and growing adjusted EPS by 23% or more. Another way we look at it is, we delivered almost three years of our guidance for long-term earnings growth in a single year while at the same time making significant growth in infrastructure investments for fiscal 2022 and beyond. Because we've been able to accelerate investments into fiscal 2021, we head into fiscal 2022 with a momentum of that spend behind the business and expect to have much more flexibility in managing our investment choice making and our earnings growth formula for next year.

More importantly, we believe our all-weather portfolio and actions taken this year can leverage the more lasting trends that emerge from COVID-19 to improve our long-term growth algorithm. We dramatically improved our installed base for devices that use proprietary consumables. We penetrated new households with brands such as OXO, Revlon, Braun and Honeywell which sets the stage for future consumer engagement and product proliferation.

We believe we can use the expected stickiness of stay-at-home trends to drive even further new household penetration across a wide array of products. We've already taken advantage of the opportunity to open new channels such as institutional and expand existing channels such as club and DTC where we see much further growth potential to come. We are making meaningful media content production investments that should benefit the next several years. We continue to make front- and back-end investments in capabilities that will unlock growth and product customization and product set configuration. We continue to invest in our businesses that were more negatively impacted by COVID-19 such as Hydro Flask and Drybar which should set them up for success as the world reopens.

We significantly expanded our production capacity, diversified and strengthened our supply base and shortened lead times in key product categories. We put our balance sheet to work to strengthen our ongoing cash flow and supplement future earnings growth through the Revlon license transaction and open-market share repurchases, which combined we expect to contribute adjusted EPS of almost $0.70 in fiscal 2022. We also have the opportunity to significantly delever in fiscal 2022 as we move back towards steady state working capital and use our strong cash flow and existing safety net cash to pay down debt, which we expect to result in lower interest expense in fiscal 2022. We believe we've pulled a lot of levers to position the company to sustain earnings growth off a base that we expect to grow by 23% or more in fiscal 2021. We like our diversified portfolio, our ability to leverage current and future trends, the momentum in our business, our investment choices and our ability to continue to develop additional opportunities to further supplement future earnings growth as we head into fiscal 2022.

And with that, I'd like to turn it back to the operator for questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. At this time we'll be conducting a question-and-answer session. [Operator Instructions] Our first question comes from the line of Bob Labick with CJS Securities. Please proceed with your question.

<Q - Bob Labick - CJS Securities, Inc.>: Good morning. Happy new year and congratulations on continued outstanding results.

<A - Julien Mininberg - Helen of Troy Ltd.>: Thanks, Bob.

<Q - Bob Labick - CJS Securities, Inc.>: Great. I'd love to start with obviously super strong growth, and online you're at 24% still which is great. That still means that 76% of your sales were in bricks and mortar. So I guess I have a two-part question here. One, could you give us an update on the health and strength of your retail network given what's going on in the world?

And then the second part of the question is, intuitively you would have guessed that online would have grown faster than bricks and mortar in this quarter or in this time period, yet you're still at that kind of 24% or 25% online. And again the growth is outstanding, but maybe give us a sense of why online is not outpacing bricks and mortar too?

<A - Brian Grass - Helen of Troy Ltd.>: Yeah, Julien, do you want to take that or do you want me to. Your line is muted possibly. Let me go ahead and do that Bob. So, the first part of the question when you asked about the retail network, let me understand what you mean by the strength of it. Are you talking about our distribution or the customer relationships?

<Q - Bob Labick - CJS Securities, Inc.>: Oh, sure. No, just more the health of your retail partners and how they stand and how they've been impacted and how that may impact you going forward? So, you mentioned some, DICK's, Bed Bath & Beyond, REI, Target, Walmart, et cetera. How are their businesses doing given the pandemic and is that – how will that impact you going forward? And then the other part is, how is that, I am using the word, network, growing as fast as your online also? Just kind of curious on both.

<A - Brian Grass - Helen of Troy Ltd.>: Yeah. I mean I think the...

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah.

<A - Brian Grass - Helen of Troy Ltd.>: Oh, sorry. There is Julien.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. No, you go ahead, Brian. [indiscernible] (00:50:33) I have some thoughts here, but please go ahead..

<A - Brian Grass - Helen of Troy Ltd.>: Yeah. I would say overall I think the retail – our retail customers were strong. I mean there's winners and losers and the ones that have won obviously and there are more mass kind of base like Walmart and Target and Amazon of course. We feel very good about our positioning with those customers and then the ones that are not doing as well. I think they're just more focused on the future and preparing themselves for what life is going to look like when we come out of this and you brought up two very good ones, DICK's and REI. We see no weakness in kind of their view of the future and their positioning. In fact, I think they're leaning in on a lot of our products more than we would expect and so I see confidence in the retail community almost across the board. There's pockets where they're in a very tough situation, Drybar salons for instance. They're in a very tough spot because COVID has had such a significant impact on them. But that's the exception in my mind in terms of the strength with our retail customers. I see positivity and they're really lining things up for the future. Does that does that answer your question?

<Q - Bob Labick - CJS Securities, Inc.>: Yes, that part of the question perfectly.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. I want to build, Bob, on this one and I hope my voice is coming through now. In terms of this one, a lot of companies are posting big gains online, but importantly as a substitution for weakness in brick and mortar. And in our case, there are big gains online 30 plus percent online growth is not shabby, especially given the big growth of the base that it's on because most companies are not coming from a 20 plus percent online sales growth. So if we're that developed and then growing at 30 or so percent from there, I would stand behind that online result. But the point I'm trying to make is that for plenty of people, the brick and mortar strength is just not there. That's not the case for Helen of Troy nor was it the case in Q3. As an example in Beauty, huge growth in distribution and sell-through in brick and mortar, volumizers in particular, the One Step products and not just Revlon.

So think of Walmart, Costco, Walgreens as three examples in Q3 in Beauty. [ph] I think so, well, (00:53:11) that must mean that Amazon or something was down and it's not the case. Amazon themselves said that that same product was their number one beauty item during their own pre-holiday announcements that they made, just to give an example in Beauty. In Housewares, big dotcom sales but even bigger brick and mortar sales. And then in Health & Home, the brick and mortar purchases for healthcare products tends to generally exceed the online for the simple reason that when you're sick you don't wait two days for Amazon to deliver a package, you just go buy and those buys happen in brick and mortar. So I would look at a bit the opposite to be honest, Bob, of wow, here's a company that was already big online, got a lot bigger and then unlike plenty of other companies big brick and mortar on top with drivers like the ones you just heard, not so shabby.

<A - Brian Grass - Helen of Troy Ltd.>: Yeah, Bob, I was going to answer the second part of the question separately. I think it's a math thing. Online didn't really slow down for us. It just was on pace with the rest – with the strong growth elsewhere. So same growth in online that we've experienced in the past, no deceleration. It just doesn't make any progress on the percentage of the total when the rest of the company is growing as fast. So we don't – it's a little bit of a math anomaly, but we don't think there was any slowdown in online. It's was just that everything else accelerated.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah.

<Q - Bob Labick - CJS Securities, Inc.>: Terrific. Okay. And then for my follow-up just sticking with kind of, I don't know, channels or whatever I'm trying to [ph] tie this since we're calling (00:54:48) it a follow-up. But anyway – in the past we've talked about commercial opportunities for you particularly in the Health & Home related products, schools, hotels, office spaces. Can you just give us an update on the progress and how long does this take, just to set expectations so I don't ask you every quarter if it's a two, three year thing and there is something like that?

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. I'll take this one. Institutional was identified early on in the pandemic as an opportunity and it's been something that's been on our mind for a while. The pandemic provided a catalyst for it just like it has for other things in this world, like work from home and things like this. And so institutional became a thing. What it did for us is it allowed us to bring on some folks in the sales force who have unique institutional sales, work with in-line product at first which has been successful for us, think air purifiers over the last quarter as an example of that, thermometers before that and also ongoing as two examples of institutional now in line. It further gave us the opportunity to relook at the way we do connected devices, bring some new capability in engineering and outline a roadmap for institutional that'll go on for multiple years.

So progress in sales, progress in sales force, progress in new product development planning and progress on creating a multi-year trajectory for institutional for Helen of Troy. So we like our prospects. It's primarily in Health & Home and we think it'll go on for several years. The demand will ebb and flow I think. It's a big deal right now. Just because there is so much demand for it that may abate a little bit on the other side of the vaccine on the one hand, on the other side there's a new normal going on in the marketplace and that new normal will favor institutional sales over a multi-year period.

<Q - Bob Labick - CJS Securities, Inc.>: Got it. Got it. Okay. Thank you. Congratulations again on obviously outstanding results and I will jump back in the queue.

<A - Brian Grass - Helen of Troy Ltd.>: Bob, he is so emotional about it, he gets choked up. You have to forgive him.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Thanks. It's just one of those moments when talk and choke at the same time, but I survived the question, Bob.

Operator: Thank you. Our next question comes from the line of Rupesh Parikh with Oppenheimer. Please proceed with your question.

<Q - Rupesh Parikh - Oppenheimer & Co., Inc.>: Good morning. Thanks for taking our question, also congrats on a really strong quarter. For me maybe I'll start with a question for Brian first so Julien you give yourself a chance to get your breath. So the commentary I guess through your transcripts, I guess as I look towards the next fiscal year maybe you can't really provide much commentary. It seems to me that you guys are trying to put out there that there's many drivers that you guys have in your control to drive EPS growth going forward. So is there any commentary you can provide in terms of the next fiscal year if you expect to see growth versus the guidance that you provided this year?

<A - Brian Grass - Helen of Troy Ltd.>: Well, yeah, I mean what we said it in our comments and I think we added a lot. I think I would – if I was an investor, the things I would focus on is the fact that we're able to exceed our expectations for this year significantly and then still make a lot of investments for next year. And so we've accelerated things that we would have normally had to spend on in fiscal year 2022 and are now accomplishing those things in fiscal 2021, which really sets this up as I said in my remarks to be flexible next year. We're always managing this kind of formula or this algorithm between how much we want to invest and how much do we need to contribute to earnings growth. And so next year we feel we're going to be much more flexible in that because we've been able to make investments this year that we didn't anticipate being able to make.

So we like that. We talked about things we did with our balance sheet in the quarter or after the quarter that our growth – EPS growth drivers for next year. And that's $0.70 of contribution just from two balance sheet actions which is over or in line with what our annual growth rate would be long term in terms of a percentage. So we get a contribution from that. I'm not guaranteeing that in terms of growth for next year. I'm saying that's a driver that we have that will help as we manage the formula of investment and all the other things that we need to get through next year. So I mean in conclusion for me that it's – the future is bright because we've been able to take advantage of fiscal 2021 to set up 2022 for success. And that's how we look at it.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah.

<Q - Rupesh Parikh - Oppenheimer & Co., Inc.>: Okay. Great.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah, I strongly affirm this, Rupesh. We can't project fiscal 2022 this early on. The [ph] fog (00:59:50) that COVID is burning fairly bright even right now, the new variant that's more contagious and who knows what the world will bring in the next couple months. That said, we are in our normal budget cycle. The $0.70 building block that Brian just referred to and mentioned in his formal remarks is substantial and it is largely secured for next year, is just math and it is already in our plans and it is favorable. So that's a good start. You add the forward spending that we're accelerating into fiscal 2021 that he mentioned. And there's less spending required in fiscal 2022 because we're doing it now. And you look at that and say, oh, that compresses the back half of this year. Our response is of course it does. It does because we were largely dark in the first half of this fiscal year just like the entire rest of the planet was and yet are leaning forward to do what's bold and right. Now, all of that stuff not only helps the business for the long-term, but it helps fiscal 2022 specifically.

So if there is an elephant in the room which is, can these guys grow earnings in fiscal 2022, we're trying to send a message which is we've got good building blocks now $0.70-plus what you just heard. We'll spend now and we'll help fiscal 2022. And on top of this, we'll work through our budget and get the rest of the details right and intend to give guidance in April. So we also tried to say in our comments and with no arrogance, I assure you, that this is not the first time that something big comes along. Pandemics are global and we're humble on the one hand. On the other hand, tariffs were supposed to bowl Helen of Troy over and the other list that we gave and we were able to find ways. But strongly our intention today as well, we even just reaffirmed our forward guidance for the rest of Phase II with that 8% a year average annual EPS growth, there is a message in there.

<Q - Rupesh Parikh - Oppenheimer & Co., Inc.>: Okay. Great. That's really helpful color. It's great. That's one of the concerns out there. And then in the Beauty segment, obviously very explosive growth this quarter. Is there any way to quantify how much came from distribution versus consumption?

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah, mostly consumption...

<A - Brian Grass - Helen of Troy Ltd.>: Yeah.

<A - Julien Mininberg - Helen of Troy Ltd.>: ...but plenty of new distribution. I don't know how to emphasize this one enough. We've got the formula right on the subject of being in touch with consumers with a good product. So think of the one-step franchise. It's not just on Revlon, although Revlon is our lead and it's doing extremely well. And the distribution gains are coming because of the strength of the product not coming and therefore we're shipping a lot of product and it's somehow sitting on the shelf. You wouldn't have Walmart and Amazon coming out with statements that the biggest sell-through items for the holidays in those areas are the volumizers if it was just sell-in for us. And it's the same story in drug where traditionally we're not a big presence in the appliance business and drug, but now we are making significant progress there because the product is selling through.

Then you take the same story in the UK, you take the same story in Target and other big customers, and it tells you a message which is that that product is a big seller. Look, on Amazon 150,000 reviews. By definition every single one of them is from someone who bought the product, not someone who got new – some company that got new distribution and loaded up the trade. And we've now caught up on the supply side. So, we're able to supply that demand in the market. So, this is sell-through and the distribution is coming because of the sell-through. So, Costco and others are saying I want it too and we're finding ways to give them SKUs that work for them and it's now across the lineup.

So, think the Bed Head, Gold 'N Hot, Hot Tools and Drybar. So, we like where we're going with this and we're bringing new products all over the place including international.

<Q - Rupesh Parikh - Oppenheimer & Co., Inc.>: Great. Thank you. I'll pass it along.

Operator: Thank you. Our next question comes from the line of Anthony Lebiedzinski with Sidoti & Company. Please proceed with your question.

<Q - Anthony C. Lebiedzinski - Sidoti & Co. LLC>: Yes. Good morning, everyone. And also happy new year to all as well. So, you guys talked about the high growth in consumables in terms of air filters and water filters and so on. And can you give us a sense as to what percentage of your revenue is coming from consumables now? Just wanted to get a better sense as to the opportunity, the growth from that segment going forward.

<A - Julien Mininberg - Helen of Troy Ltd.>: Sure. I'll start here and I think Brian's got some builds. At least we don't break out specifically the ratio that you're looking at. But it is very favorable and not just in terms of sales, but importantly also in terms of margin. So think of a consumable punching at multiple times the weight of the device itself because of the relative profitability. So we've never sold as many air purifiers and thermometers as we did right now. And things like air purifiers, water purifiers also a record for us. And same story with humidifiers but to a lesser extent. These products all have filters that go with them. Those filters are not only selling through because of the installed base but that installed base is so much bigger that next year those filters at a higher margin are a new building block for us. Maybe just to give you a number that could help, think of like 50% growth in the installed base and then take 2 or 3 times the profitability. And no matter what the number is, it's 1 to 3 times higher than what it was before. I mean 2 to 3 times up or higher than it was before. And that gets you a lot of growth room in the revenue as well as the margins.

<A - Brian Grass - Helen of Troy Ltd.>: Yeah. let me… [indiscernible] (01:05:58)

<A - Brian Grass - Helen of Troy Ltd.>: ...have some more or some numbers you want to put to those statements?

<A - Brian Grass - Helen of Troy Ltd.>: Yeah, let me build on this. I mean you framed it up as growth in the quarter from consumables and there was, but it's more of a future opportunity which is why we're calling it out. So I can give you an example in Health & Home in the categories that do have consumables, devices grew like 100%, but consumables only grew 50%. So that's an indication of the future opportunity by getting the installed base increase as much as it has been year-to-date in Health & Home devices that take consumables and then the fact that consumables' revenue is lagging that by half, it's a future opportunity which is why we're calling it out. That installed base increase that we drove this fiscal year is going to provide consumables' revenue for years to come and we know it because we see consumables' revenue lagging device revenue and it's a future indicator. We've still got good consumables' revenue on our installed base from the past but our installed base now and going forward is much, much greater and that's why we called it out.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Think Health & Home as the big guy for consumables. Right now we sell more PUR filters than we do devices and it's not like there's something wrong with the devices. It's just that we've been at it for many, many years and there's a large installed base of devices. Now it's larger. So this is [ph] – speeds (01:07:34) what Brian just said. In air purifiers, of course there's a large installed base. There's now just a larger one including an institutional and then every year when we sell more devices, you don't just get the new devices repurchase cycle of filters but also the entire installed base that was there before over the life of the existing devices. It's the same in humidifiers. You've heard us talk years ago about the importance of VapoPads on Vicks. It was the same math. The market maybe didn't care much, but it doesn't mean they were right. The fact is we sell tens of millions of pads a year at very high margin in a hugely installed base of humidifiers almost all of which take Vicks VapoPads and that's incredibly profitable for us.

<A - Brian Grass - Helen of Troy Ltd.>: But again just for perspective, devices grew – like air purification [indiscernible] (01:08:28) is talking about, it grew over 100% in the nine months year-to-date, consumables in – for air purification only grew 50%. So by installing – by increasing the installed base by 100%, there will be huge drive in consumables going forward.

<Q - Anthony C. Lebiedzinski - Sidoti & Co. LLC>: All right. Thank you. That's very helpful. And I guess my second question, going back to the last quarterly conference call back in October, you guys talked about out of stock issues as well as [indiscernible] (01:09:01) built up your inventory sequentially. Can you give us a sense as to how satisfied are you with current inventory levels? And are there any other out-of-stock issues that you want to speak about, or do you think you're in good shape with that?

<A - Brian Grass - Helen of Troy Ltd.>: I think I can start. I'd say given the circumstances, we're really happy with where we are. It's not perfect. And we do have isolated instances about a stock or did in the third quarter. But we are light years ahead of where we were in considering the circumstances and what we've come through to get here, we are happy. We will likely still continue to build inventory through the fourth quarter. And that's really out of an abundance of caution to get us through Chinese New Year and even a couple months past that period and be able to assess the environment in the supply chain and the virus and all the things that go along with it and then really position ourselves next year by the end of the year to get the optimal inventory levels. So, I'd say we feel overall good. We've got pockets of things where we like to be in a little bit better position. But considering the circumstances, I think, were, it's win.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Looking where we were just two quarters ago, we were unable to meet the demand, behind on inventory and not happy with our position catching up as quick as we could with supply. You heard in our prepared remarks how much progress we've made on that. And then if you think [indiscernible] (01:10:31) for the numbers, how could we be building inventory if we don't have enough supply, it just doesn't work. And so what Brian just said is the testimony. And if you look at the levels, they're healthy. Our turns were I think 3.6 times last quarter versus 2.9 in the year ago period. That's a reflection of the excess demand and the undersupply. Now, that we catch-up, that number normalizes and there's more inventory going in. It works perfect.

<Q - Anthony C. Lebiedzinski - Sidoti & Co. LLC>: Got it. Thank you very much. And best of luck.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Pleasure.

Operator: Thank you. Our next question comes from the line of Linda Bolton Weiser with D.A. Davidson. Please proceed with your question.

<Q - Linda Bolton Weiser - D.A. Davidson>: Yes. Hi. So my question is, I mean you just talked about your greater confidence a little bit in your inventory level, but the IRI data indicate that you're still kind of maybe chasing demand in some areas like thermometers. So given that may be the case, how confident are you that you'll follow through with the investment spending in the fourth quarter that you're guiding to?

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Yeah. I'm so – Hi, Linda, and happy new year. And I'm so glad this question comes up. We are still chasing demand in some aspects of thermometer in particularly no-touch. So IRT or infrared thermometers that measure through the ear we're doing much more. We've made very significant capacity investments and they have increased our volume markedly. Same thing in no-touch but not even quite as much to keep up with the demand. The point is we're still chasing a little bit there.

Soon enough, we'll have more and be able to satisfy all the demand and we think go forward as well. There are even a few selective out of stocks here and there still on OXO, much, much less than there was just a quarter ago, let alone two quarters ago. And then in terms of the confidence on the investments, I'm really glad you asked this, because there's a massive difference between this idea of short-term investments that stimulate demand. We're not especially focused on those at all because we have the demand. We're interested in investments that are driving fiscal 2022 and beyond and that gives us an opportunity to forward buy, so to speak, some of the things like media content, so think of lots of assets that are being developed there.

I'll give you a concrete example, maybe it'll help. We'll be launching the – relaunching the Drybar website with a major overhaul in just a month or so, maybe two months now. And that has all new contents, entirely new systems underneath it. That cost a fair amount of money. None of it will stimulate demand in Q4 and that's not our focus. Our focus is on fiscal 2022. It's one example. Another is in Europe. There's two or three very large projects in Europe around distribution improvements in certain products and certain categories. There's new products being launched in Europe where we're spending money now. And in Asia on the no-touch side for thermometers, we're putting some pretty significant investments anticipating that increase in supply. Very little of that will impact Q4 demand but all of it is a forward buy on fiscal 2022 and money that we won't have to spend in fiscal 2022 to do the same which is very good for the flow of earnings which I know is an important thing on this call.

<A - Brian Grass - Helen of Troy Ltd.>: Linda, I would build on that just a little bit and say I'm more confident about it than I was at the end of last quarter. You saw that we had $4 million, $5 million that we weren't able to spend in Q3 and we now have a forecast for Q4. I think the worst case scenarios you could see something like that again in Q4 where we have $4 million or $5 million or something like that where we just can't get it all through the pipe, but that's small in the grand scheme of things. I'm not going to consider that level of difference a win, $4 million or $5 million isn't big enough for us to even worry about. So I think we're getting narrowed in on what we're able to do and not able to do based on the demand trends and you could see some of that spending bleed over but not much at all.

<Q - Linda Bolton Weiser - D.A. Davidson>: Thank you. And then can I just ask a quick one on the Health & Home segment. You've had easy comparisons in the prior year up till now which has helped the growth rate, but you do have a harder comparison coming up in the fourth quarter and then you've got the weaker flu season, but then you've still got the COVID-driven demand. Do you think that Health & Home can actually still post revenue growth in the fiscal fourth quarter?

<A - Brian Grass - Helen of Troy Ltd.>: Well, yeah, I don't know if you caught it in the prepared remarks but implied in our outlook is growth of 15% to 25% for Health & Home in the fourth quarter. So we wouldn't put that out there if we didn't believe it. We believe it, but you do see that the growth is decelerating from the first nine months of the fiscal year and it's for the exact reason that you point out which is that the comparison gets much more difficult in the fourth quarter. They grew 10.5% in the fourth quarter of last year and year-to-date they were in the decline of 5.2%. So hopefully that makes sense to you. We are going to – we are forecasting a decelerated rate of growth in the fourth quarter but we still believe the segment can grow and as I said 15% to 25% which is pretty good on a 10.5% growth base.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. It's not just that one. I know everyone's asking that just because of COVID, but the other segments Beauty and Housewares also have significant large year-over-year increases in Q4 base. And yet that percentage that Brian cited in his prepared remarks applies to all of the – sorry, not the percentage, but the message applies to all of the business units which is all of them are going to grow in the Q4 despite the big Q4 surge in the year ago base and Health & Home more so than any which I think is a testimony to the question that you're asking.

<Q - Linda Bolton Weiser - D.A. Davidson>: Okay. Thank you very much.

Operator: Thank you. Our next question comes – I'm sorry. Our next...

<A - Julien Mininberg - Helen of Troy Ltd.>: Please go ahead, operator.

Operator: Thank you. Our next question comes from the line of Olivia Tong with Bank of America. Please proceed with your question.

<Q - Olivia Tong - BofA Securities, Inc.>: Great, thanks, good morning. I really want to talk a little bit about the margins by segment because I imagine there are many different dynamics at play particularly as you eventually start to move towards reopening. So first in terms of the Housewares division if you could just talk through, I imagine that's just a mix between OXO and Hydro Flask. Would you expect that in fiscal 2022 that starts to turn the opposite way? And then if you could just talk through margins in the other two divisions as well, Health & Home and Beauty, the sustainability particularly of the acceleration in Beauty margins? Thanks so much.

<A - Brian Grass - Helen of Troy Ltd.>: Yeah, Olivia, it's Brian. I'll start and if Julien wants to build, he can add. On Housewares, you mentioned the mix, and yes it is a driver. But again almost a big of a driver is really the marketing spend that they have in the third quarter and we're expecting to build on that in fourth quarter. So, it's a combination of those things. There are some other smaller things going on there. But really I would focus on those two big things. Its mix and then don't forget about the marketing. I mean we're talking a lot about this investment spend, a lot about is going into behind the OXO and Hydro Flask brands. So, we feel good about their margins. The margins haven't really deteriorated. And going forward to your question about Hydro Flask, yes, we see that mix rebalancing into next year.

And so hopefully margin tailwind in the Housewares segment compared to this year for two reasons, one, the mix will rebalance we believe and then two, we may not have the same level of marketing spend, but who knows we may. The reason why we're not giving you more information of fiscal year 2022 is we haven't made all those choices yet. What we're telling you is we've accelerated investments out of 2022 into 2021 which frees us up to be a lot more flexible. But we could choose to double down on some investment spending in fiscal year 2022. Therefore because we haven't made decisions, we can't give you more color other than that. So hopefully that helps. Yeah, we see margin maybe tailwind for the Housewares segment as compared to this year going forward.

And then on the other – go ahead, Julien... [indiscernible] (01:19:15)

<A - Julien Mininberg - Helen of Troy Ltd.>: ...because you're talking about the go-forward part on Beauty, remember there's a building block for next year at a higher margin which is Drybar. Drybar was largely shut down this year, think of the salons and for next year there'll be more of that assuming on the other side of the vaccine Drybar punches at a higher weight than the average for Beauty. So there's good building blocks for next year and some of the investment was pulled into this year. So it helps in that regard. You also heard us talk about large multi-year cost of goods reduction projects. Not all of that will hit in fiscal 2022 and some of it will be reinvested in the business and that said it's all good for margin.

<A - Brian Grass - Helen of Troy Ltd.>: Yeah, I was actually, Olivia, going to talk about the other two segments.

<A - Julien Mininberg - Helen of Troy Ltd.>: Sorry, Brian.

<A - Brian Grass - Helen of Troy Ltd.>: Yeah. No, that's okay. Health & Home, also a major driver of their compression was in spending and again we expect that to continue in the fourth quarter and that's kind of the headline there. It's really spending driven. And then Beauty is in a situation where the growth was so significant that spending was not quite in line with that growth. So you see that margin expanding quite a bit. But the idea is we want to be somewhat proportional with our growth in terms of our spending and kind of do the 50/50 formula of – all of our overperformance we spend 50% back in the business and drop 50% to the bottom line. And Beauty got a little bit out of whack with that with the significant growth in the third quarter, but we want to rebalance that going forward.

<Q - Olivia Tong - BofA Securities, Inc.>: Got it. Thanks. That's helpful.

<A - Brian Grass - Helen of Troy Ltd.>: Is that helpful?

<Q - Olivia Tong - BofA Securities, Inc.>: Yeah. For sure, for sure. One, sort of squaring on Beauty a little bit, just the sustainability of that Beauty growth, because obviously the other two divisions were very strong as well, but Beauty was the one that saw pretty big acceleration relative to prior quarters. So as you sort of lean into that and also think about potential reopening recovery, Drybar getting better, et cetera, spilling out again, how do you think about the sustainability of the demand for the volumizer product? And then also your ability to maintain market share, because you are starting to see a lot more in terms of copycat products creep up. Are you expanding capacity? Do you have the capacity for expansion in order to continue to support that growth and drive that growth as we sort of look at next year and potential for reopening as well? Thanks.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. It's a great question on Beauty because when you've got a boom like that, 50% growth and you say, well, who grows 50% and then keeps it all. My comment might surprise you, Beauty grew in spite of COVID not because of COVID. So Health & Home got a big tailwind from COVID, OXO the home nesting trend, which we've talked about a lot. But if you think about COVID, I'll give you a couple of fundamentals that were not helpful to Beauty and yet there is the growth.

So, now imagine to your question what happens when those fundamentals get favorable or at least not negative and you balance it against the increased competition. So, store and salon closures in the beginning or the first half of this year during the shutdown period were pretty high. There is less of that now. But as we go into at least the first half of fiscal 2022, it's just an advantage on the other side of the vaccine, whenever that gets prevalent enough. So, that's a headwind in the base if not in some form of fiscal 2022. Another that people may not remember just because it was a long time ago, but as coronavirus first spread in China around the period of Chinese New Year last year, it largely shut down the Chinese manufacturing base because the workers were locked down hard by the Chinese government due to the spread out of the Wuhan area at the beginning before it was a pandemic. That hurt our supply and we've since increased our supply considerably so that miss or out of stock is in the base, but for next year we get to grow over it especially in the early part of the year.

And then the whole stay home thing, it's less social, less work in offices, less travel to the extent that there is more social, more work in offices and more travel next year, all of those things are good guys for Beauty because people are just out more, especially women. And then in terms of Drybar, we've talked about it before, its ability to do that moat where there is 8,000 to 9,000 demonstrations a year – sorry, a day of Drybar products in the salons at the prior run rate for Drybar products. That machine gets to restart let alone the database of all the women who are going to the salons and our ability to work from that new website that I mentioned earlier.

So, I guess my point is that Beauty, you say, well, how do you sustain the growth? My point is, we had one hand tied behind our back this year. So as you untie that other hand on the measures I just mentioned, all those are good. I can talk about the competition. Household penetration for the One Step type of products is still fairly low. We try to measure it. We don't publicly disclose it. But I guess my comment is there's plenty of room in town for us and the competition and our lead is significant. And you can see that in the online reviews and the stars and all the media attention, the YouTube videos. It just goes on and on. And all of that is good for us. So we like that.

And if you think we're just relying on one product like it's a one hit wonder, I can't emphasize enough how much proliferation has occurred. So think of detachable head versions, multiple brands now across in fact all our major brands. The Double Shot on Drybar, the Hot Tools Signature series, the new detachable head version on Hot Tools and of course all the new Revlon variants, it's more than just color. Then you throw international expansion on top of that especially in Europe and especially beyond the UK. All of these are future growth building blocks. So, I think we like our prospects is the short answer. And we'd like to get the other hand untied from behind our back, so we can go forward in the post-COVID year.

Operator: Thank you. Our next question comes from the line of Steve Marotta with CL King. Please proceed with your question.

<Q - Steve Marotta - C.L. King & Associates, Inc.>: Good morning, Julien, Brian and Jack. Given the time constraints, I'll only limit my question to one and we'll deal with everything else offline. Could you talk a little bit about the profitability differential in your direct-to-consumer digital channel versus the wholesale channel, both brick and mortar and digital?

<A - Brian Grass - Helen of Troy Ltd.>: Sure. So, there is not much of a difference in that profitability. When you say digital, I'm assuming you're referring to all e-commerce, not just our own DTC. Our own DTC, the smaller the business obviously the less profitable it is until you were able to scale up, but we've got enough critical mass where our DTC is very profitable and even in most cases in line with the entire company even though the cost to serve is higher and that includes the cost of acquiring new customers and all of that.

So we use the word agnostic about which channel we go through. I don't like that word. I like better the thought that we want to serve the customer wherever they want to be and profitability is something that we have to work through, but it's really on the earlier stages of development of a DTC business and we're at a point in most of our – not most but in a lot of ours where we're past that point and we don't really have to focus on the profitability because it's there and we're meeting the customer where the customer wants to be. Now what we're trying to create something new in terms of DTC, that's more of a factor that we have to consider but again with the businesses that we've got that are really driving, they're not a factor at all. The profitability is at least mutual. In some cases, it's even better.

<Q - Steve Marotta - C.L. King & Associates, Inc.>: Yeah. That answers the question, Brian. Thank you.

Operator: Thank you. Ladies and gentlemen, this concludes our question-and-answer session. I'll turn the floor back to Mr. Mininberg for any final comments.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Thanks, operator and thanks, everybody for joining us today. We're very excited about the results we just put up. We're extremely excited to become a $2 billion company for our guidance and continue to add earnings per share above expectations even as we make all the investments and the forward investments that we talked about. We're also quite excited about our long-term prospects for the back half of Phase II where we tried to outline those building blocks for you today in the form that they are at this stage in our budget cycle. We see room for encouragement there to build it mildly. So we look forward to speaking to many of you in the coming weeks and many of those of you who are attending next week's ICR and CJS virtual conferences. Beyond that, we do expect to host our fourth quarter and fiscal year call in late April at which time we also intend to provide our outlook for fiscal 2022. So have a great day, everybody and thank you so much for joining today.

Operator: Thank you. This concludes today's conference. You may disconnect your lines at this time. Thank you for your participation.